UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): January 26, 2015

Griffin-American Healthcare REIT III, Inc.
(Exact name of registrant as specified in its charter)

Maryland	333-186073 (1933 Act)	46-1749436
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18191 Von Karman Avenue, Suite 300 Irvine, California		92612
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (949) 270-9200
Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
As previously reported in our Current Report on Form 8-K filed on January 16, 2015, on January 13, 2015, we, through GAHC3 Independence MOB Portfolio, our wholly-owned subsidiary, acquired four of the five medical office buildings comprising Independence MOB Portfolio, a portfolio of five medical office buildings located in Somerville, Massachusetts; New York, New York; Verona, New Jersey; Morristown, New Jersey; and Southgate, Kentucky from Kadima Medical Properties, LLC, or Seller, an unaffiliated third party, for a purchase price of $107,500,000, plus closing costs.
On January 26, 2015, we acquired the fifth medical office building comprising the Independence MOB Portfolio located in New York, New York, or the New York Property, from the Seller for an aggregate purchase price of $27,500,000, plus closing costs. We purchased the New York Property using cash proceeds from our initial public offering. In connection with the acquisition, we paid to Griffin-American Healthcare REIT III Advisor, LLC, our advisor, and its affiliates an acquisition fee of approximately $619,000, or 2.25% of the contract purchase price for the New York Property, which was paid as follows: (i) cash equal to 2.00% of the contract purchase price; and (ii) the remainder in shares of our common stock in an amount equal to 0.25% of the contract purchase price, at $9.00 per share, the established offering price as of the date of closing, net of selling commissions and dealer manager fees.
The New York Property is a three-story multi-tenant medical office building located in the Bronx borough of New York City with approximately 83,000 square feet. The major healthcare system and provider associated with the New York Property is Montefiore Health System. Services provided at the New York Property include: cardiology, dermatology, endocrinology, gastroenterology, gynecology, internal medicine, obstetrics, laboratory, ophthalmology, optometry, pediatrics, physical therapy, pulmonary, radiology, rheumatology, urology and vascular diagnostics.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Griffin-American Healthcare REIT III, Inc.

January 29, 2015	By:/s/ Jeffrey T. Hanson
Name: Jeffrey T. Hanson
Title: Chief Executive Officer